Addendum to Firstar Servicing Agreements

This Addendum to the Fund Administration, Fund Accounting and Fulfillment Servicing Agreements dated February 2, 1998 and the Transfer Agent Servicing Agreement dated March 2, 1998, all between Firstar Trust Company and The Olstein Funds, on behalf of The Olstein Financial Alert Fund series, (the "Agreements") is entered into by and between Firstar Mutual
Fund Services, LLC and The Olstein Financial Alert Fund on this 14th day of October, 1998.

WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee called Firstar Mutual Fund Services, LLC on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to the Agreements and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC            The Olstein Funds

BY:                                     BY:
   -------------------------               ------------------------

ATTEST:                                 ATTEST:
      --------------------                    ---------------------